QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.5

PRODUCTION SHARING CONTRACT

YAPEN—DATED SEPTEMBER 27, 1999

PRODUCTION SHARING CONTRACT
Between
PERUSAHAAN PERTAMBANGAN MINYAK
DAN GAS BUMI NEGARA
(PERTAMINA)
and
APEX (YAPEN) LTD.

Contract Area: YAPEN BLOCK

TABLE OF CONTENTS

Section	Title	Page
I	SCOPE AND DEFINITIONS	01
II	TERM	03
III	EXCLUSION OF AREAS	04
IV	WORK PROGRAM AND EXPENDITURES	04
V	RIGHTS AND OBLIGATIONS OF THE PARTIES	06
VI	RECOVERY OF OPERATING COSTS AND HANDLING OF PRODUCTION	11
VII	VALUATION OF CRUDE OIL	12
VIII	COMPENSATION, PRODUCTION BONUS AND EQUIPMENT AND SERVICES ASSISTANCE	14
IX	PAYMENTS	15
X	TITLE TO EQUIPMENT	15
XI	CONSULTATION AND ARBITRATION	15
XII	EMPLOYMENT AND TRAINING OF INDONESIAN PERSONNEL	16
XIII	TERMINATION	16
XIV	BOOKS, ACCOUNTS, AND AUDITS	17
XV	OTHER PROVISIONS	18
XVI	PARTICIPATION	19
XVII	EFFECTIVENESS	20

Exhibits

EXHIBIT "A" DESCRIPTION OF CONTRACT AREA	A-1
EXHIBIT "B" MAP OF CONTRACT AREA	B-1
EXHIBIT "C" ACCOUNTING PROCEDURE	C-1
EXHIBIT "D" MEMORANDUM ON PARTICIPATION	D-1

(ii)

PRODUCTION SHARING CONTRACT
BETWEEN
PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
(PERTAMINA)
and
APEX (YAPEN) LTD.,

    THIS CONTRACT, made and entered into on this ......... day of .............. 1998 by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a State Enterprise, established on the basis of Law No. 8/1971, hereinafter called "PERTAMINA", party of the first part, and APEX (YAPEN) LTD., a corporation organized and existing under the laws of British Virgin Islands, hereinafter called "CONTRACTOR", party of the second part, both hereinafter sometimes referred to either individually as the "Party" or collectively as the "Parties".

    WITNESSETH

    WHEREAS, all mineral oil and gas existing within the statutory mining territory of Indonesia are national riches controlled by the State; and

    WHEREAS, PERTAMINA has an exclusive "Authority to Mine" for mineral oil and gas throughout the area described in Exhibit "A" and outlined on the map which is Exhibit "B", both attached hereto and made a part hereof, which area is hereinafter referred to as the "Contract Area"; and

    WHEREAS, PERTAMINA wishes to promote the development of the Contract Area and CONTRACTOR wishes to assist PERTAMINA in accelerating the exploration, and development of the resources within the Contract Area; and

    WHEREAS, CONTRACTOR has the financial ability, technical competence and professional skills necessary to carry out the Petroleum Operations hereinafter described; and

    WHEREAS, the Contract Area has been designated by PERTAMINA as an area eligible for the 1993 Petroleum Incentive Package for reasons of its current geological risk and infrastructure remoteness aspects; and

    WHEREAS, in accordance with Law No. 44 Prp/1960 and Law No. 8/1971 cooperative agreements in the form of a Production Sharing Contract may be entered into in the sector of oil and gas between PERTAMINA and another party°

    NOW THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

SECTION I

SCOPE AND DEFINITIONS

1.1	SCOPE
This Contract is a Production Sharing Contract. In accordance with the provisions herein contained, PERTAMINA shall have and be responsible for the management of the operations contemplated hereunder.

CONTRACTOR shall be responsible to PERTAMINA for the execution of such operation in accordance with the provisions of this Contract, and is hereby appointed and constituted the exclusive company to conduct Petroleum Operations.

CONTRACTOR shall provide all the financial and technical assistance for such operations. CONTRACTOR shall carry the risk of Operating Costs required in carrying out operations and shall therefore have an economic interest in the development of the Petroleum deposits in the Contract Area. Such costs shall be included in Operating Costs recoverable as provided in Section VI.

Except as may otherwise be provided in this Contract, in the Accounting Procedure attached hereto, or by written agreement of PERTAMINA, CONTRACTOR will not incur interest expenses to finance its operations hereunder.
During the term of this Contract the total production of Crude Oil achieved in the conduct of such operations shall be divided in accordance with the provisions of Section VI hereof.
1.2	DEFINITIONS
In the text of this Contract, the words and terms defined in Article 1 of Law No. 44 Prp/1960 shall have the meaning in accordance with such definitions.
1.2.1
Affiliated Company or Affiliate means a company or other entity that controls, or is controlled by a Party to this Contract, or a company or other entity which controls or is controlled by a company or other entity which controls a Party to this Contract, it being understood that control shall mean ownership by one company or entity at least 50% of (a) the voting stock, if the other entity is a corporation issuing stock or (b) the controlling rights or interests, if the other entity is not a corporation.
	1.2.2	Barrel means a quantity or unit of oil, forty-two (42) United States gallons at the temperature of sixty (160) degrees Fahrenheit.
1.2.3
Barrel of Oil Equivalent (BOE) means six thousand (6,000) standard cubic feet of Natural Gas based on the gas having a calorific value of one thousand (1,000) British Thermal Units per cubic foot (BTU/ft3).
	1.2.4	Budget of Operating Costs means cost estimates of all items included in the Work Program.
	1.2.5	Calendar Year or Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31, according to the Gregorian calendar.
	1.2.6	Contract Year means a period of twelve (12) consecutive months according to the Gregorian calendar counted from the Effective Date of this Contract or from the anniversary of such Effective Date.
1.2.7
Contract Area means the area within the statutory mining territory of Indonesia covered by the "Authority to Mine" which is the subject of this Contract, which Contract Area is described and outlined in Exhibits "A" and "B" attached hereto and made part hereof.
1.2.8
Crude Oil means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.
	1.2.9	Effective Date means the date of the approval of this Contract by the Government of the Republic of Indonesia in accordance with the provisions of the applicable law.

1.2.10
Force Majeure means delays or default in performance under this Contract caused by circumstances beyond the control and without the fault or negligence of PERTAMINA and/or CONTRACTOR that may affect economically or otherwise the continuing of operations under this Contract, including but not restricted to Acts of God or the public enemy, perils of navigation, fire, hostilities, war (declared or undeclared), blockade, labor disturbances, strikes, riots, insurrections, civil commotion, quarantine restrictions, epidemics, storm, earthquakes, or accidents.
1.2.11	Foreign Exchange means currency other than that of the Republic of Indonesia but acceptable to PERTAMINA and to the Republic of Indonesia and to CONTRACTOR.
1.2.12	Indonesian Income Tax Law means the current Tax Code including all the appropriate regulations.
1.2.13
Natural Gas means all associated and/or non associated gaseous hydrocarbons produced from wells, including wet mineral gas, dry mineral gas, casing-head gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.
1.2.14
Operating Costs means expenditures made and obligations incurred in carrying out Petroleum Operations hereunder determined in accordance with the Accounting Procedure attached hereto and made a part hereof as Exhibit "C".
1.2.15	Petroleum means oil and gas, hereinafter called Crude Oil and Natural Gas as defined in Law No.44 Prp/1960.
1.2.16	Petroleum Operations means all exploration, development, extraction, producing, transportation, marketing, abandonment and site restoration operations authorized or contemplated under this Contract.
1.2.17	Point of Export means the outlet flange of the loading arm after final sales meter at the export terminal, or some other point(s) mutually agreed by the Parties.
1.2.18	Work Program means a statement itemizing the Petroleum Operations to be carried out in the Contract Area as set forth in Section IV.

SECTION II

TERM

2.1	The term of this Contract shall be thirty (30) years as from the Effective Date.
2.2
At the end of the initial six (6) years as from the Effective Date CONTRACTOR shall have the option to request PERTAMINA for a four (4) years extension, and the approval of such request shall not be unreasonably withheld.
2.3
If at the end of the initial six (6) years as from the Effective Date or the extension thereto no Petroleum in commercial quantities is discovered in the Contract Area, then without prejudice to Section XIII, this Contract shall automatically terminate in its entirety.
2.4
If Petroleum is discovered in any portion of the Contract Area within the initial six (6) years period, or the extension thereto, which in the judgment of PERTAMINA and CONTRACTOR can be produced commercially, based on consideration of all pertinent operating and financial data, then as to that particular portion of the Contract Area development will commence.
In other portions of the Contract Area exploration may continue concurrently without prejudice to the provisions of Section III regarding the exclusion of areas.

SECTION III

EXCLUSION OF AREAS

3.1	On or before the end of the initial three (3) years period as from the Effective Date, CONTRACTOR shall relinquish twenty-five percent (25%) of the original Contract Area.
3.2	On or before the end of the sixth (6th) Contract Year, CONTRACTOR shall relinquish an additional area equal to twenty-five percent (25%) of the original total Contract Area.
3.3
On or before the end of the tenth (10th) Contract Year CONTRACTOR shall relinquish an additional area so that the area retained thereafter shall not be in excess of one thousand nine hundred (1,900) square kilometers, or twenty percent (20%) of the original total Contract Area, whichever is less.
3.4
CONTRACTOR's obligations to relinquish parts of the original Contract Area under the preceding provisions shall not apply to any part of the Contract Area corresponding to the surface area of any field in which Petroleum has been discovered.
3.5
With regard to the remaining portion of the Contract Area left after the mandatory relinquishment as set forth in clauses 3.1, 3.2 and 3.3 above, PERTAMINA and CONTRACTOR shall maintain a reasonable exploration effort. In respect of any part of such remaining unexplored portion of the Contract Area for which CONTRACTOR does not during two (2) consecutive Year submit an exploration program, PERTAMINA may by written notice to CONTRACTOR require CONTRACTOR either to submit an exploration program or to relinquish such part of the Contract Area.
3.6
Upon thirty (30) days written notice to PERTAMINA prior to the end of the second Contract Year and prior to the end of any succeeding Contract Year, CONTRACTOR shall have the right to relinquish any portion of the Contract Area, and such portion shall then be credited to that portion of the Contract Area which CONTRACTOR is next required to relinquish under the provisions of clauses 3.1,3.2, and 3.3. hereof.
3.7
CONTRACTOR shall advise PERTAMINA in advance of the date of relinquishment of the portion to be relinquished° For the purpose of such relinquishment, CONTRACTOR and PERTAMINA shall consult with each other regarding the shape and size of each individual portion of the areas being relinquished; provided, however, that so far as reasonably possible, such portion shall each be of sufficient size and convenient shape to enable Petroleum Operations to be conducted thereon.

SECTION IV

WORK PROGRAM AND EXPENDITURES

4.1	CONTRACTOR shall commence Petroleum Operations hereunder not later than six (6) months after the Effective Date.

4.2
The amount to be spent and the program to be carried out by CONTRACTOR in conducting exploration operations pursuant to the terms of this Contract during the first six (6) Contract Years after the Effective Date and in conducting Petroleum Operations pursuant to the terms of this Contract during the next four (4) Contract Years shall in the aggregate be not less than hereafter specified for each of the Contract Years as follows:

Contract Year	Work Program	Amount
First	G&G Studies & Seismic Reprocessing	Five Hundred Thousand United States Dollars (US$500,000)
Second	Shoot 1,000 Km New Seismic	One Million Five Hundred Thousand United States Dollars (US$1,500,000)
Third	Drill One Well	Three Million United States Dollars (US$3,000,000)
Fourth	G&G Studies	Five Hundred Thousand United States Dollars (US$500,000)
Fifth	Shoot 1,000 Km New' Seismic	One Million Five Hundred Thousand United States Dollars (US$1,500,000)
Sixth	Drill One Well	Four Million United States Dollars (US$4,000,000)
Seventh	Evaluate Well Results	One Million United States Dollars (US$1,000,000)
Eighth	Drill One Well	Four Million United States Dollars (US$4,000,000)
Ninth	Evaluate Well Results	One Million United States Dollars (US$1,000,000)
Tenth	G&G Studies	One Million United States Dollars (US$1,000,000)
	TOTAL	Eighteen Million United States Dollars (US$18,000,000)

CONTRACTOR shall carry out Petroleum Operations during the first three (3) Contract Years, during which period CONTRACTOR shall spend at least Five Million United States Dollars (US$ 5,000,000), called the firm commitment.

If during any Contract Year CONTRACTOR should spend less than the amount of money required to be so expended, an amount equal to such under expenditure may, with PERTAMINA's consent, be carried forward and added to the amount to be expended in the following Contract Year without prejudice to CONTRACTOR's rights hereunder.

If during any Contract Year CONTRACTOR should expend more than the amount of money required to be so expended, the excess may be subtracted from the amount of money to be so expended by CONTRACTOR during the succeeding Contract Years.
4.3
At least three (3) months prior to the beginning of each Calendar Year or at such other time as otherwise mutually agreed by the Parties, CONTRACTOR shall prepare and submit for approval to PERTAMINA a Work Program and Budget of Operating Costs for the Contract Area setting forth the Petroleum Operations which CONTRACTOR proposes to carry out during the ensuing Calendar Year.

4.4
Should PERTAMINA wish to propose a revision as to certain specific features of said Work Program and Budget of Operations Costs, it shall within thirty (30) days after receipt thereof so notify CONTRACTOR specifying in reasonable detail its reasons therefor. Promptly thereafter, the Parties will meet and endeavor to agree on the revisions proposed by PERTAMINA. In any event, any portion of the Work Program as to which PERTAMINA has not proposed a revision shall insofar as possible be carried out as prescribed herein.
4.5
It is recognized by the Parties that the details of a Work Program may require changes in the light of existing circumstances and nothing herein contained shall limit the right of CONTRACTOR to make such changes, provided they do not change the general objective of the Work Program, nor increase the expenditures in the approved Budget of Operating Costs.
4.6
It is further recognized that in the event of emergencies or extraordinary circumstances requiring immediate actions, either Party may take all actions it deems proper or advisable to protect their interests and those of their respective employees and any costs so incurred shall be included in the Operating Costs.
4.7	PERTAMINA agrees that the approval of a proposed Work Program and Budget of Operating Costs will not be unreasonably withheld.

SECTION V

RIGHTS AND OBLIGATIONS OF THE PARTIES

5.1	Subject to the provisions of paragraphs 5.2.6 and 5.2.7 of Subsection 5.2
5.2	CONTRACTOR shall:
	5.2.1	advance all necessary funds and purchase or lease all equipment, supplies and materials required to be purchased or leased with Foreign Exchange pursuant to the Work Program;
	5.2.2	furnish all technical aid, including foreign personnel, required for the performance of the Work Program, payment whereof requires Foreign Exchange;
	5.2.3	furnish such other funds for the performance of the Work Program that requires payment in Foreign Exchange, including payment to foreign third parties who perform service as a contractor;
	5.2.4	be responsible for the preparation and execution of the Work Program, which shall be implemented in a workmanlike manner and by appropriate scientific methods;
	5.2.5	(a) conduct an environmental baseline assessment at the beginning of CONTRACTOR's activities;
(b)
take the necessary precautions for protection of ecological systems, navigation and fishing and shall prevent extensive pollution of the area, sea or rivers and other as the result of operations undertaken under the Work Program;

(c)
after the Contract expiration or termination, or relinquishment of part of the Contract Area, or abandonment of any field, remove all equipment and installations from the area in a manner acceptable to PERTAMINA, and perform all necessary site restoration activities in accordance with the applicable Government regulations to prevent hazards to human life and property of others or environment; provided however, if PERTAMINA takes over any area or field prior to its abandonment, CONTRACTOR shall be released from its obligation to remove the equipment and installations and perform the necessary site restoration activities of the field in such area. In such event all the accumulated funds reserved for the removal and restoration operations shall be transferred to PERTAMINA;
(d)
include in the annual Budget of Operating Costs, estimates of the anticipated abandonment and site restoration costs for each exploratory well in the Work Program. All expenditures incurred by CONTRACTOR in the abandonment of all such wells and restoration of their drill sites shall be treated as Operating Costs in accordance with the Accounting Procedure attached hereto as Exhibit "C";
(e)
include with requisite plan of development for each commercial discovery, an abandonment and site restoration program together with a funding procedure for such program. The amount of monies estimated to be required for this program shall be determined each year in conjunction with the Budget of Operating Costs for the plan of development and all such estimates shall be treated as Operating Costs in accordance with the Accounting Procedure attached hereto as Exhibit "C";
5.2.6
have the right to sell, assign, transfer, convey or otherwise dispose of all or any part of its rights and interests under this Contract to any Affiliated Company without the prior written consent of PERTAMINA, provided that PERTAMINA shall be notified in writing of the same beforehand and further provided that any assignee whom such rights and interests are assigned to under any clause of this Contract shall not hold more than one Technical Assistance Contract or Production Sharing Contract at any given time;
5.2.7
have the right to sell, assign, transfer, convey or otherwise dispose of all or any part of its rights and interests under this Contract to parties other than Affiliated Companies with the prior written consent of PERTAMINA and the Government of the Republic of Indonesia, which consent shall not be unreasonably withheld, also provided that any assignee whom such rights and interests are assigned to under any clause of this Contract shall not hold more than one Technical Assistance Contract or Production Sharing Contract at any given time; except during the first three (3) Contract Years, CONTRACTOR shall hold more dominant participating interest than any other participant and shall hold operatorship of this Contract;
5.2.8	retain control of all leased property paid for with Foreign Exchange and brought into Indonesia, and be entitled to freely remove the same therefrom;
5.2.9	have the right of ingress to and egress from the Contract Area and to and from facilities wherever located at all times;
5.2.10
have the right to use, and have access to, and PERTAMINA shall furnish all geological, geophysical, drilling, well, production and other information held by PERTAMINA or by any other governmental agency relating to the Contract Area including well location maps;
5.2.11	submit to PERTAMINA copies of all such original geological, geophysical, drilling, well, production and other data and reports as it may compile during the term hereof;

5.2.12	prepare and carry out plans and programs for industrial training and education of Indonesians for all job classifications with respect to operations contemplated hereunder;
5.2.13	have the right during the term hereof to freely lift, dispose of and export its share of Crude Oil, and retain abroad the proceeds obtained therefrom;
5.2.14	appoint an authorized representative with respect to this Contract, who shall have an office in Jakarta;
5.2.15
after commercial production commences, fulfill its obligation towards the supply of the domestic market in Indonesia. CONTRACTOR agrees to sell and deliver to PERTAMINA a portion of the share of the Crude Oil to which CONTRACTOR is entitled pursuant to clauses 6.1.3 and 6.3.1 calculated for each Year as follows:
(a)
multiply the total quantity of Crude Oil produced from Contract Area by a fraction the numerator of which is the total quantity of Crude Oil to be supplied and the denominator is the entire Indonesian production of Crude Oil of all petroleum companies;
(b) compute twenty-five percent (25%) of total quantity of Crude Oil produced from the Contract Area;
(c) multiply the lower quantity computed, either under (a) or (b) by the resultant percentage of CONTRACTOR's entitlement as provided under clause 6.1.3 hereof;

The quantity of Crude Oil computed under (c) shall be the maximum quantity to be supplied by CONTRACTOR in any Year pursuant to this paragraph, and deficiencies, if any, shall not be carried forward to any subsequent Year; provided that if for any Year the recoverable Operating Costs exceed the difference of total sales proceeds from Crude Oil produced and saved hereunder minus the First Tranche Petroleum as provided under Section VI hereof, CONTRACTOR shall be relieved from this supply obligation for such Year.

The price at which such Crude Oil shall be delivered and sold under this clause 5.2.15 shall be twenty-five percent (25%) of the price as determined under clause 6.1.2 hereof, CONTRACTOR shall not be obligated to transport such Crude Oil beyond the Point of Export but upon request CONTRACTOR shall assist in arranging transportation and such assistance shall be without costs or risk to CONTRACTOR.

Notwithstanding the foregoing, for the period of five (5) consecutive years (meaning sixty (60) months) starting the month of the first delivery of Crude Oil produced and saved from each field in the Contract Area, the fee per Barrel for the quantity of Crude Oil supplied to the domestic market from each such field shall be equal to the price determined in accordance with Section VI hereof for Crude Oil from such field taken for the recovery of Operating Costs. The proceeds in excess of the aforesaid twenty-five percent (25%) shall preferably be used to assist financing of continued exploration efforts by CONTRACTOR in the Contract Area or in other areas of the Republic of Indonesia if such opportunity exists. In case no such opportunity can be demonstrated to exist in accordance with good oil field practices, CONTRACTOR shall be free to use such proceeds at its own discretion;
5.2.16
give preference to such goods and services which are produced in Indonesia or rendered by Indonesian nationals, provided such goods and services are offered at equally advantageous conditions with regard to quality, price, availability at the time and in the quantities required;

5.2.17
severally be subject to and pay to the Government of the Republic of Indonesia the income tax including the final tax on profits after tax deduction imposed on it pursuant to Indonesian Income Tax Law and its implementing regulations and comply with the requirements of the tax law in particular with respect to filing of returns, assessment of tax, and keeping and showing of books and records;
5.2.18
comply with all applicable laws of Indonesia. It is also understood that the execution of the Work Program shall be exercised so as not to conflict with obligations imposed on the Government of the Republic of Indonesia by international laws;
5.2.19
not disclose geological, geophysical, petrophysical, engineering, well logs and completion, status reports and any other data as CONTRACTOR may compile during the term hereof to third parties without PERTAMINA's written consent. This clause shall survive after the life of this Contract.
5.3	PERTAMINA shall:
5.3.1
have and be responsible for the management of the operation contemplated hereunder, however, PERTAMINA shall assist and consult with CONTRACTOR with a view to the fact that CONTRACTOR is responsible for the Work Program;
5.3.2
except with respect to CONTRACTOR's obligation to pay the income tax and the final tax on profits after tax deduction as set forth in clause 5.2.17 of this Section V, assume and discharge all other Indonesian taxes of" CONTRACTOR including value added tax, transfer tax, import and export duties on materials, equipment and supplies brought into Indonesia by CONTRACTOR, its contractors and subcontractors; exactions in respect of property, capital, net worth, operations, remittances or transactions including any tax or levy on or in connection with operations performed hereunder by CONTRACTOR. PERTAMINA shall not be obliged to pay CONTRACTOR's income tax including the final tax on profits after tax deduction nor taxes on tobaccos, liquor and personnel income tax; and income tax and other taxes not listed above of contractors and subcontractors.

The obligations of PERTAMINA hereunder shall be deemed to have been complied with by the delivery to CONTRACTOR within one hundred and twenty (120) days after the end of each Calendar Year, of documentary proof in accordance with the Indonesian fiscal laws that liability for the above mentioned taxes has been satisfied, except that with respect to any of such liabilities which CONTRACTOR may be obliged to pay directly, PERTAMINA shall reimburse it only out of its share of production hereunder within sixty (60) days after receipt of invoice therefor. PERTAMINA should be consulted prior to payment of such taxes by CONTRACTOR or by any other party on CONTRACTOR's behalf.
5.3.3
otherwise assist and expedite CONTRACTOR's execution of the Work Program by providing facilities, supplies and personnel including, but not limited to, supplying or otherwise making available all necessary visas, work permits, transportation, security protection and rights of way and easements as may be requested by CONTRACTOR and made available from the resources under PERTAMINA's control. In the event such facilities, supplies or personnel are not readily available, then PERTAMINA shall promptly secure the use of such facilities, supplies and personnel from alternative sources. Expenses thus incurred by PERTAMINA at CONTRACTOR's request shall be reimbursed to PERTAMINA by CONTRACTOR and included in the Operating Costs. Such reimbursement will be made in United States Dollars computed at the Bank Indonesia middle rate of exchange at the time of conversion.

CONTRACTOR shall advance to PERTAMINA before the beginning of each annual Work Program a minimum amount of seventy-five thousand United States Dollars (US$ 75,000.00) for the purpose of enabling PERTAMINA to meet Rupiah expenditures incurred pursuant to this clause 5.3.3.

If at any time during the annual Work Program period the minimum amount advanced under this clause 5.3.3 has been fully expended, separate additional advance payment as may be necessary to provide for the Rupiah expenses estimated to be incurred by PERTAMINA during the balance of such annual Work Program period will be made. If any amount advanced hereunder is not expended by PERTAMINA by the end of an annual Work Program period, such unexpended amount shall be credited against the minimum amount to be advanced pursuant to this clause 5.3.3 for the succeeding annual Work Program period;
5.3.4	ensure that at all times during the tern1 hereof sufficient Rupiah funds shall be available to cover the Rupiah expenditure necessary for the execution of the Work Program;
5.3.5
have title to all original data resulting from the Petroleum Operations including but not limited to geological, geophysical, petrophysical, engineering, well logs and completion, status reports and any other data as CONTRACTOR may compile during the term hereof; provided, however, that all such data shall not be disclosed to third parties without informing CONTRACTOR and giving CONTRACTOR the opportunity to discuss the disclosure of such data if CONTRACTOR so desires. CONTRACTOR may retain copies of such data which should not be disclosed to third parties without PERTAMINA's consent pursuant to clause 5.2.19;
5.3.6
to the extent that it does not interfere with CONTRACTOR's performance of the Petroleum Operations, use the equipment which becomes its property by virtue of this Contract, solely for the Petroleum Operations envisaged under this Contract, and if PERTAMINA wishes to use such equipment for any alternative purpose, then PERTAMINA shall first consult and agree upon such use with CONTRACTOR.

SECTION VI

RECOVERY OF OPERATING COSTS AND HANDLING OF PRODUCTION

6.1	CRUDE OIL
	6.1.1	CONTRACTOR is authorized by PERTAMINA and obligated to market all Crude Oil produced and saved from the Contract Area subject to the provision hereinafter set forth.
6.1.2
CONTRACTOR will recover all Operating Costs out of the sales proceeds or other disposition of the required quantity of Crude Oil equal in value to such Operating Costs which is produced and saved hereunder and not used in Petroleum Operations. Except as provided in clauses 7.1.4 and 7.1.5, CONTRACTOR shall be entitled to take and receive and freely export such Crude Oil. For purposes of determining the quantity of Crude Oil delivered to CONTRACTOR required to recover said Operating Costs, the weighted average price of all Crude Oil produced and sold from the Contract Area during the Calendar Year will be used, excluding however deliveries made pursuant to clause 5.2.15. If, in any Calendar Year, the Operating Costs exceed the value of the Crude Oil produced and saved hereunder and not used in Petroleum Operations, then the unrecovered excess shall be recovered in succeeding Years.
6.1.3
Of the Crude Oil remaining after deducting Operating Costs, the Parties shall be entitled to take and receive each Year, respectively thirty seven point five zero zero zero percent (37.5000%) for PERTAMINA and sixty two point five zero zero zero percent (62.5000%) for CONTRACTOR.
6.1.4
Title to CONTRACTOR's portion of Crude Oil under clauses 6.1.3 and 6.3.1 as well as to such portion of Crude Oil exported and sold to recover Operating Costs shall pass to CONTRACTOR at the Point of Export, or, in the case of oil delivered to PERTAMINA pursuant to clauses 5.2.15 or otherwise, at the point of delivery°
	6.1.5	CONTRACTOR will use its reasonable efforts to market the Crude Oil to the extent markets are available. Either Party shall be entitled to take and receive their respective portion in kind.
6.1.6
If PERTAMINA elects to take any of its portion of Crude Oil in kind, it shall so advise CONTRACTOR in writing not less than ninety (90) days prior to the commencement of each semester of each Calendar Year specifying the quantity which it elects to take in kind, such notice to be effective for the ensuing semester of each Calendar year, provided however, that such election shall not interfere with the proper performance of any Crude Oil sales agreement for Petroleum produced within the Contract Area which CONTRACTOR has executed prior to the notice of such election.

Failure to give such notice shall be conclusively deemed to evidence the election not to take in kind. Any sale of PERTAMINA's portion of Crude Oil shall not be for a term of more than one Calendar Year without PERTAMINA's consent.
6.2	NATURAL GAS
6.2.1
Any Natural Gas produced from the Contract Area to the extent not used in Petroleum Operations hereunder, may be flared if the processing and utilization thereof is not economical. Such flaring shall be permitted to the extent that gas is not required to effectuate the maximum economic recovery of Petroleum by secondary recovery operations, including repressuring and recycling.

6.2.2
Should PERTAMINA and CONTRACTOR consider that the processing and utilization of Natural Gas is economical and choose to participate in the processing and utilization thereof, in addition to that used in secondary recovery operations, then the construction and installation of facilities for such processing and utilization shall be carried out pursuant to an approved Work Program. It is hereby agreed that all costs and revenues derived from such processing, utilization and sale of Natural Gas, shall be treated on a basis equivalent to that provided for herein concerning Petroleum Operations and disposition of Crude Oil except of the Natural Gas, or the propane and butane fractions extracted from Natural Gas but not spiked in Crude Oil, remaining after deducting Operating Costs associated with the Natural Gas operations as stipulated in Exhibit "C", and the Parties shall be entitled to take and receive each Year as follows: PERTAMINA twenty-eight point five seven one four percent (28.5714%); and CONTRACTOR seventy one point four two eight six percent (71.4286%).
6.2.3
In the event, however, CONTRACTOR considers that the processing and utilization of Natural Gas is not economical, then PERTAMINA may choose to take and utilize such Natural Gas that would otherwise be flared, all costs of taking and handling to be for the sole account and risks of PERTAMINA.
6.3	FIRST TRANCHE PETROLEUM
6.3.1
Notwithstanding anything to the contrary elsewhere contained in this Contract, the Parties shall be entitled to first take and receive each Year a quantity of Petroleum of fifteen percent (15%) of the Petroleum production of each such Year, called the "First Tranche Petroleum" before any deduction for recovery, Operating Costs and handling of production as provided under this Section VI.
	6.3.2	Such First Tranche Petroleum for each Calendar Year is further shared for Crude Oil between PERTAMINA and CONTRACTOR in accordance with the sharing splits provided under clause 6.1.3.
	6.3.3	For Natural Gas, such First Tranche Petroleum is shared between PERTAMINA and CONTRACTOR in accordance with the sharing split provided under clause 6.2.2.

SECTION VII

VALUATION OF CRUDE OIL

7.1	Crude Oil sold to third parties shall be valued as follows:
7.1.1
All Crude Oil taken by CONTRACTOR including its share and the share for the recovery of Operating Costs and sold to third parties shall be valued at the net realized price f.o.b. Indonesia received by CONTRACTOR for such Crude Oil.
	7.1.2	All of PERTAMINA's Crude Oil taken by CONTRACTOR and sold to third parties shall be valued at the net realized price f.o.b. Indonesia received by CONTRACTOR for such Crude Oil.
	7.1.3	PERTAMINA shall be duly advised before the sales referred to in clauses 7.1.1 and 7.1.2 of this subsection are made.

7.1.4
Subject to any existing Crude Oil sales agreement, if a more favorable net realized price is available to PERTAMINA for the Crude Oil as referred to in clauses 7.1.1 and 7.1.2 of this subsection, except CONTRACTOR's portion of Crude Oil, then PERTAMINA shall so advise CONTRACTOR in writing not less than ninety (90) days prior to the commencement of the deliveries under PERTAMINA's proposed sales contract. Forty- five (45) days prior to the start of such deliveries, CONTRACTOR shall notify PERTAMINA regarding CONTRACTOR's intention to meet the more favorable net realized price in relation to the quantity and period of delivery concerned in said proposed sales contract. In the absence of such notice PERTAMINA shall market said Crude Oil.
7.1.5
PERTAMINA's marketing of such Crude Oil as referred to in clause 7.1.4 shall continue until forty-five (45) days after PERTAMINA's net realized price on said Crude Oil becomes less favorable. CONTRACTOR's obligation to market said Crude Oil shall not apply until after PERTAMINA has given CONTRACTOR at least forty-five (45) days advance notice of its desire to discontinue such sales. As long as PERTAMINA is marketing the Crude Oil referred to above, it shall account to CONTRACTOR, on the basis of the more favorable net realized price.
7.1.6
Without prejudice to any of the provisions of Section V1 and Section VII, CONTRACTOR may at its option transfer to PERTAMINA during any Calendar Year the right to market any Crude Oil which is in excess of CONTRACTOR's normal and contractual requirements provided that the price is not less than the net realized price from the Contract Area.

PERTAMINA's request stating the quantity and expected loading date must be submitted in writing at least thirty (30) days prior to lifting said Crude Oil. Such lifting must not interfere with CONTRACTOR's scheduled tanker movements. PERTAMINA shall account to CONTRACTOR in respect of any sale made by it hereunder.
7.1.7
PERTAMINA shall have the option, in any Year in which the quantity of Petroleum to which it is entitled pursuant to clauses 6.1.3 and 6.3.1 hereof is less than fifty percent (50%) of the total Petroleum production by ninety (90) days written notice in advance of that Year, to market for the account of CONTRACTOR, at the price provided for in Section VII hereof for the recovery of Operating Costs, a quantity of Petroleum which together with PERTAMINA's entitlement under clauses 6.1.3 and 6.3.1 equals fifty percent (50%) of the total Petroleum produced and saved from the Contract Area.
7.2	Crude Oil sold to other than third parties shall be valued as follows:
7.2.1
by using the weighted average per unit price received by CONTRACTOR and PERTAMINA from sales to third parties (excluding, however, commissions and brokerages paid in relation to such third party sales) during the three (3) months preceding such sale adjusted as necessary for quality, grade and gravity: or
7.2.2
if no such third party sales have been made during such period of time, then on the basis used to value Indonesian Crude Oil of similar quality, grade and gravity and taking into consideration any special circumstances with respect to sales of such Indonesian Crude Oil.
7.3
Third party sales referred to in this Section VII shall mean sales by CONTRACTOR to purchasers independent of CONTRACTOR, that are purchasers with whom (at the time the sale is made) CONTRACTOR has no contractual interest involving directly or indirectly any joint interest.

7.4	Commissions or brokerages incurred in connection with sales to third parties, if any, shall not exceed the customary and prevailing rate.
7.5
During any given Calendar Year, the handling of production (i.e. the implementation of the provisions of Section VI hereof) and the proceeds thereof shall be provisionally dealt with on the basis of the relevant Work Program and Budget of Operating Costs based upon estimates of quantities of Petroleum to be produced, of internal consumption in Indonesia, of marketing possibilities, of prices and other sale conditions as well as of may other relevant factor.

Within thirty (30) days after the end of said given Year, adjustment and cash settlements between the Parties shall be made on the basis of the actual quantities, amounts and prices involved, in order to comply with the provisions of this Contract.
7.6	In the event the Petroleum Operations involve the segregation of Crude Oil of different quality and/or grade and if the Parties do not otherwise mutually agree:
	7.6.1	any and all provisions of this Contract concerning evaluation of Crude Oil shall separately apply to each segregated Crude Oil;
	7.6.2	each Crude Oil produced and segregated in given Year shall contribute to:
(a)	the "required quantity" destined in such Year to the recovery of all Operating Costs pursuant to clause 6.1.2 hereof;
(b)	the "required quantity" of Crude Oil to which a Party is entitled in such Year pursuant to clauses 6.1.3 and 6.3.1. hereof;
(c)
the "required quantity" of Crude Oil which CONTRACTOR agrees to sell and deliver in such Year for domestic consumption in Indonesia pursuant to clause 5.2.15 hereof, out of the share of Crude Oil to which is it entitled pursuant to clauses 6.1.3 and 6.3.1;

  with quantities, each of which shall bear to the respective "required quantity" referred to in paragraphs (a), (b), or (c) above, the same proportion as the quantity of such Crude Oil produced and segregated in such given Year bears to the total quantity of Crude Oil produced in such Year from the Contract Area.

SECTION VIII

COMPENSATION, ASSISTANCE, AND PRODUCTION BONUS

8.1	CONTRACTOR shall pay to PERTAMINA as compensation for information now held by PERTAMINA the sum of Two Hundred Thousand United States Dollars (US$ 200,000) after approval of this Contract by the Government of the Republic of Indonesia in accordance with the provisions of applicable law. Such payment shall be made within thirty (30) days after the Effective Date.
8.2
CONTRACTOR shall within thirty (30) days after PERTAMINA's request during the first Contract Year provide PERTAMINA with equipment or services not exceeding One Hundred Thousand United States Dollars (US$ 100,000) in value for exploration and production activities in Indonesia's petroleum industry.
8.3
CONTRACTOR shall pay to PERTAMINA the sum of Five Hundred Thousand United States Dollars (US$ 500,000) within thirty (30) days after cumulative Crude Oil production from the Contract Area has reached twenty five million (25,000,000) Barrels of Oil Equivalent (BOE); and

CONTRACTOR shall pay to PERTAMINA the sum of One Million United States Dollars (US$ 1,000,000) within thirty (30) days after cumulative Crude Oil production from the Contract Area has reached fifty million (50,000,000) Barrels of Oil Equivalent (BOE); and

CONTRACTOR shall pay to PERTAMINA the sum of Two Million Five Hundred Thousand United States Dollars (US$ 2,500,000) within thirty (30) days after cumulative Crude Oil production from the Contract Area has reached seventy five million (75,000,000) Barrels of Oil Equivalent (BOE).
8.4
The compensation for information, equipment or service, and bonus payments respectively in clauses 8.1, 8.2 and 8.3 hereof shall be solely borne by CONTRACTOR and shall not be included in the Operating Costs.

SECTION IX

PAYMENTS

9.1	All payments which this Contract obligates CONTRACTOR to make to PERTAMINA or the Government of the Republic of Indonesia shall be made in United States Dollars currency at a bank to be designated by each of them and agreed upon by Bank Indonesia or at CONTRACTOR's election, other currency acceptable to them, except that CONTRACTOR may make such payments in Indonesian Rupiahs to the extent that such currencies are realized as a result of the domestic sale of Crude Oil or Natural Gas or Petroleum products, if any.
9.2	All payments due to CONTRACTOR shall be made in United States Dollars or at PERTAMINA's election, other currencies acceptable to CONTRACTOR at a bank to be designated by CONTRACTOR.
9.3	Any payments required to be made pursuant to this Contract shall be made within thirty (30) days following the end of the month in which the obligation to make such payments occurs.

SECTION X

TITLE TO EQUIPMENT

10.1	Equipment purchased by CONTRACTOR pursuant to the Work Program becomes the property of PERTAMINA (in case of import, when landed at the Indonesian ports of import) and will be used in Petroleum Operations hereunder.
10.2
The provisions of clause 10.1 of this Section X shall not apply to leased equipment belonging to third parties who perform service as a contractor, which equipment may be freely exported from Indonesia.

SECTION XI

CONSULTATION AND ARBITRATION

11.1	Periodically, PERTAMINA and CONTRACTOR shall meet to discuss the conduct of the Petroleum Operations envisaged under this Contract and will make every effort to settle amicably any problem arising therefrom.

11.2
Disputes, if any, arising between PERTAMINA and CONTRACTOR relating to this Contract or the interpretation and performance of any of the clauses of this Contract, and which cannot be settled amicably, shall be submitted to the decision of arbitration. PERTAMINA on the one hand and CONTRACTOR on the other hand shall each appoint one arbitrator and so advise the other Party and these two arbitrators will appoint a third. If either Party fails to appoint an arbitrator within thirty (30) days after receipt of a written request to do so, such arbitrator shall, at the request of the other Party if the Parties do not otherwise agree, be appointed by the President of the International Chamber of Commerce. If the first two arbitrators appointed as aforesaid fail to agree on a third within thirty (30) days following the appointment of the second arbitrator, the third arbitrator shall, if the Parties do not otherwise agree, be appointed, at the request of either Party, by the President of the International Chamber of Commerce. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds.
11.3	The decision of a majority of the arbitrators shall be final and binding upon the Parties.
11.4
Arbitration shall be conducted in the English language at a place to be agreed upon by both Parties and in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

SECTION XII

EMPLOYMENT AND TRAINING OF INDONESIAN PERSONNEL

12.1	CONTRACTOR agrees to employ qualified Indonesian personnel and after commercial production commences will undertake the schooling and training of Indonesian personnel for labor and staff positions including administrative and executive management positions. At such time, CONTRACTOR shall also consider with PERTAMINA a program of assistance for training of PERTAMINA's personnel.
12.2
Costs and expenses of training Indonesian personnel for its own employment shall be included in Operating Costs. Costs and expenses for a program of training for PERTAMINA's personnel shall be borne on a basis to be agreed by PERTAMINA and CONTRACTOR.

SECTION XIII

TERMINATION

13.1	This Contract cannot be terminated by CONTRACTOR during the first three (3) Contract Year as from the Effective Date, except by provisions as stipulated in subsections 13.3 and 13.5 hereunder.
13.2
At any time following the end of the third (3rd) Contract Year as from the Effective Date, if in the opinion of CONTRACTOR circumstances do not warrant continuation of the Petroleum Operations, CONTRACTOR may, by giving written notice to that effect to PERTAMINA and after consultation with PERTAMINA, relinquish its rights and be relieved of its obligations pursuant to this Contract, except such rights and obligations as related to the period prior to such relinquishment.

13.3
If during the first three (3) Contract Years, CONTRACTOR has not completed the Work Program and has spent less than the amount required to be so expended pursuant to subsection 4.2 and after consultation with PERTAMINA, CONTRACTOR elects to relinquish its rights and be relieved of its further obligations under this Contract, CONTRACTOR shall transfer the remaining amount of the initial three (3) Contract Years firm expenditures commitment to PERTAMINA.
13.4
If at the end of the sixth (6th) Contract Year, CONTRACTOR has failed to perform as a reasonable and prudent Operator and has failed to fulfill any of its obligations as specified in Sections III, IV and VIII hereof, PERTAMINA shall have the right to issue to CONTRACTOR a "Performance Deficiency Notice". Said Notice shall detail the specific performance deficiencies of CONTRACTOR under this Contract.

Upon receipt of the Performance Deficiency Notice, CONTRACTOR shall have one hundred and twenty (120) days in which to remedy the deficiencies detailed in said Notice. Should CONTRACTOR fail to remedy the deficiencies within the specified one hundred and twenty (120) days or the Parties fail to agree on an extension of the period of time in which CONTRACTOR can remedy the deficiencies, PERTAMINA shall have the right to terminate the Contract in its entirety without prejudice to CONTRACTOR's right to invoke arbitration as stipulated in Section XI.
13.5
Without prejudice to the provisions stipulated in clause 13.1 herein above, either Party shall be entitled to terminate this Contract in its entirety by a ninety (90) days written notice if a major breach of Contract is committed by the other Party, provided that conclusive evidence thereof is proved by arbitration as stipulated in Section XI.

SECTION XIV

BOOKS AND ACCOUNTS AND AUDITS

14.1	BOOKS AND ACCOUNTS

Subject to the requirements of clause 5.2.17 of Section V, PERTAMINA shall be responsible for keeping complete books and accounts with the assistance of CONTRACTOR reflecting all Operating Costs as well as monies received from the sale of Crude Oil, consistent with modern petroleum industry practices and proceedings as described in Exhibit "C" attached hereto. Until such time that commercial production commences, however, PERTAMINA delegates to CONTRACTOR its obligations to keep books and accounts. Should there be any inconsistency between the provisions of clause 6.1.2 of Section VI of this Contract and the provisions of Exhibit "C", the provisions of clause 6.1.2 of Section VI of this Contract shall prevail.
14.2	AUDITS
14.2.1
CONTRACTOR shall have the right to inspect and audit PERTAMINA's books and accounts relating to this Contract for any Calendar Year within the two (2) year period following the end of such Calendar Year. Any such audit will be satisfied within twelve (12) months after its commencement. Any exception must be made in writing within sixty (60) days following the end of such audit and failure to give such written exception within such time shall establish the correctness of PERTAMINA's books and accounts.
14.2.2
PERTAMINA and the Government of the Republic of Indonesia shall have the right to inspect and audit CONTRACTOR's books and accounts relating to this Contract for any Calendar Year covered by this Contract. Any exception must be made in writing within sixty (60) days following the completion of such audit.

In addition, PERTAMINA and the Government of the Republic of Indonesia may require CONTRACTOR to engage its independent accountants to examine, in accordance with generally accepted auditing standards, the CONTRACTOR's books and accounts relating to this Contract for any Calendar Year or perform such auditing procedures as deemed appropriate by PERTAMINA.

A copy of the independent accountant's report or any exceptions shall be forwarded to PERTAMINA within sixty (60) days following the completion of such audit. The costs related to the engagement of such independent accountants shall be included in Operating Costs.

SECTION XV

OTHER PROVISIONS

15.1	NOTICES
Any notices required or given by either Party to the other shall be deemed to have been delivered when properly acknowledged for receipt by the receiving Party. All such notices shall be addressed to:

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
(PERTAMINA)
JL. MERDEKA TIMUR 1-A
Jakarta, 10110
INDONESIA
Attn: President Director and Chief Executive Officer
FAX: 62-21-310-6564
PHONE: 62-21-310-2101
APEX (YAPEN) LTD. GRIYA AMPERA 3rd FLOOR JL. AMPERA RAYA 18 Jakarta, INDONESIA Attn: President and Chief Executive Officer FAX: 62-21-780-4752 PHONE: 62-21-782-7114
Either Party may substitute or change its address on written notice thereof to the other.
15.2	LAWS AND REGULATIONS
	15.2.1	The laws of the Republic of Indonesia shall apply to this Contract.
15.2.2
No terms or provisions of this Contract, including the agreement of the Parties to submit to arbitration hereunder, shall prevent or limit the Government of the Republic of Indonesia from exercising its inalienable rights.
15.3	SUSPENSION OF OBLIGATIONS
	15.3.1	Any failure or delay on the part of either Party in the performance of their obligations or duties hereunder shall be excused to the extent attributable to Force Majeure.
15.3.2
If operations are delayed, curtailed or prevented by such causes, then the time for carrying out the obligations thereby affected, the term of this Contract and all rights and obligations hereunder shall be extended for a period equal to the period thus involved.
15.3.3
The Party whose ability to perform its obligations is so affected shall notify" the other Party thereof in writing, stating the cause and both Parties shall do all reasonably within their power to remove such cause.
15.4	PROCESSING OF PRODUCTS
	15.4.1	CONTRACTOR shall be willing to consider to come to another contract or loan agreement for the processing of product derived from the Petroleum Operations hereunder, on mutually agreeable terms.

15.4.2
Within the framework of the preceding principle, CONTRACTOR would agree subject to the conditions stated below to have refined in Indonesia twenty-eight point five seven percent (28.57%) of the portion of Crude Oil to which it is entitled pursuant to clauses 6.1.3 and 6.3.1. hereof and should no refining capacity be available therefore to set up a corresponding refining capacity for that purpose.
The conditions above referred to are that:
(a)	PERTAMINA has first requested CONTRACTOR thereto;
(b)	CONTRACTOR's portion of Crude Oil pursuant to clauses 6.1.3 and 6.3.1 hereof be not less than one hundred thousand (100,000) Barrels per day; and
(c)	if refining capacity has to be erected that the setting up and use of such refining capacity be economical in the judgment of the Parties.
15.4.3
It is further agreed that CONTRACTOR may in lieu of setting up such refining capacity, but subject to the same conditions, make an equivalent investment in another project related to petroleum or petrochemical industries.
15.4.4
Petroleum to be delivered to such facilities would be sold by CONTRACTOR at the net realized prices f.o.b. Indonesia received by CONTRACTOR established pursuant to Section VII hereof or at another mutually agreed price.

SECTION XVI

PARTICIPATION

16.1	PERTAMINA shall have the right to demand from CONTRACTOR that a ten percent (10%) undivided interest in the total rights and obligations under this Contract be offered to either itself or a limited liability company to be designated by PERTAMINA the shareholders of which shall be Indonesian Nationals (both hereinafter called "The Indonesian Participant").
16.2
The right referred to in clause 16.1 shall lapse unless exercised by PERTAMINA not later than three (3) months after CONTRACTOR's notification by registered letter to PERTAMINA of its first discovery of Petroleum in the Contract Area, which in the judgment of CONTRACTOR after consultation with PERTAMINA can be produced commercially. PERTAMINA shall make its demand known to CONTRACTOR by a registered letter.
16.3
CONTRACTOR shall make its offer by registered letter to the Indonesian Participant within one (1) month after receipt of PERTAMINA's registered letter referred to in clause 16.2. CONTRACTOR's letter shall be accompanied by a copy of this Contract and a draft Operating Agreement embodying the manner in which CONTRACTOR and the Indonesian Participant shall cooperate. The main principles of the draft Operating Agreement are contained in Exhibit "D" to this Contract.
16.4
The offer by CONTRACTOR to the Indonesian Participant shall be effective for a period of six (6) months. If the Indonesian Participant has not accepted this offer by registered letter to CONTRACTOR within the said period, CONTRACTOR shall be released from the obligation referred to in this Section XVI.
16.5
In the event of acceptance by the Indonesian Participant of CONTRACTOR's offer, the Indonesian Participant shall be deemed to have acquired the undivided interest on the date of CONTRACTOR's notification to PERTAMINA referred to in clause 16.2.

16.6
For the acquisition of a ten percent (10%) undivided interest in the total of the rights and obligations arising out of this Contract, the Indonesian Participant shall reimburse CONTRACTOR an amount equal to ten percent (10%) of the sum of Operating Costs which CONTRACTOR has incurred for and on behalf of its activities in the Contract Area up to the date of CONTRACTOR's notification to PERTAMINA mentioned in clause 16.2, ten percent (10%) of the compensation paid to PERTAMINA for information referred to in clause 8.1 of this Contract and ten percent (10%) of the amount referred to in clause 8.2 of this Contract.
16.7	At the option of the Indonesian Participant the said amount shall be reimbursed:
16.7.1
Either by a transfer of cash equal to the said amount by the Indonesian Participant within three (3) months after the date of its acceptance of CONTRACTOR's offer referred to in clause 16.3., to CONTRACTOR's account with a banking institution to be designated by it, in the currency in which the relevant costs have been financed; or
16.7.2
by way of a "payment out of production" of fifty percent (50%) of the Indonesian Participant's production entitlements under this Contract valued in the manner as described in Section VII of this Contract, equal in total to one hundred fifty percent (150%) of the said amount and commencing as from the first sale of Petroleum produced and saved from the Contract Area.
16.8
At the time of its acceptance of CONTRACTOR's offer the Indonesian Participant shall state whether it wishes to reimburse in cash or out of production in the manner indicated under clauses 16.7ol and 16.7.2.

SECTION XVII

EFFECTIVENESS

17.1	This Contract shall come into effect on the Effective Date.
17.2	This Contract shall not be annulled, amended or modified in any respect, except by the mutual consent in writing of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Contract, in quadruplicate and in the English language, as of the day and year first above written.

PERUSAHAAN PERTAMBANGAN	APEX (YAPEN) LTD.
MINYAK DAN GAS BUMI NEGARA (PERTAMINA),
President Director and
Chief Executive Officer

APPROVED BY THE MINISTER OF MINING AND ENERGY
This      day of            1998
on behalf of the
GOVERNMENT OF THE REPUBLIC OF INDONESIA

EXHIBIT "A"

    This Exhibit "A" is attached to and made an integral part of the Contract between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) and APEX (YAPEN) LTD. (CONTRACTOR) and is dated as of the Effective Date therein defined.

DESCRIPTION OF CONTRACT AREA
YAPEN BLOCK. OFFSHORE, IRIAN JAYA

    Using the Geographic Coordinate System beginning at point A located at 01° 18' 00" South Latitude, 136° 50' 00" East Longitude; proceed eastward in a direct line to point B located at 01° 18' 00" South Latitude, 138° 00' 00" East Longitude.

    Thence proceed southward in a direct line to point C located at 01° 27' 00" South Latitude, 138° 00' 00" East Longitude, thence proceed westward in a direct line to point D located at 01° 27' 00" South Latitude, 137° 32' 00" East Longitude.

    Thence proceed southward in a direct line to point E located at O1° 34' 00" South Latitude, 137° 32' 00" East Longitude; thence proceed westward in a direct line to point F located at 01° 34' 00" South Latitude, 137° 22' 00" East Longitude.

    Thence proceed southward in a direct line to point G located at 01° 40' 00" South Latitude, 137° 22' 00" East Longitude; thence proceed westward in a direct line to point H located at 01° 40' 00" South Latitude, 137° 15' 00" East Longitude.

    Thence proceed southward in a direct line to point I located at 01° 44' 00" South Latitude, 137° 15' 00" East Longitude; thence proceed westward in a direct line to point J located at 01° 44' 00" South Latitude, 137° 05' 00" East Longitude.

    Thence proceed southward in a direct line to point K located at 02° 05' 00" South Latitude, 137° 05' 00" East Longitude; thence proceed westward in a direct line to point L located at 02° 05' 00" South Latitude, 136° 55" 00" East Longitude.

    Thence proceed southward in a direct line to point M located at 02° 10' 00" South Latitude, 136° 55' 00" East Longitude; thence proceed westward in a direct line to point N located at 02° 10' 00" South Latitude, 136" 43' 00" East Longitude.

    Thence proceed southward in a direct line to point O located at 02° 13' 00" South Latitude, 136o 43' 00" East Longitude; thence proceed westward in a direct line to point P located at 02° 13' 00" South Latitude, 136° 33' 00" East Longitude.

    Thence proceed northward in a direct line to point Q located at 02° 10' 00" South Latitude, 136° 33' 00" East Longitude; thence proceed westward in a direct line to point R located at 02° 10' 00" South Latitude, 136° 19' 00" East Longitude.

    Thence proceed southward in a direct line to point S located at 02° 23' 00" South Latitude, 136° 19' 00" East Longitude; thence proceed westward in a direct line to point T located at 02° 23' 00" South Latitude, 136° 16' 00" East Longitude.

    Thence proceed southward in a direct line to point U located at 020 30' 00" South Latitude, 136° 16' 00" East Longitude; thence proceed westward in a direct line to point V located at 02° 30' 00" South Latitude, 136° 13' 00" East Longitude.

    Thence proceed southward in a direct line to point W located at 02° 35' 00" South Latitude, 136° 13' 00" East Longitude; thence proceed westward in a direct line to point X located at 02° 35' 00" South Latitude, 136° 00' 00" East Longitude.

A–1

    Thence proceed northward in a direct line to point Y located at 01° 55' 00" South Latitude, 136° 00' 00" East Longitude; thence proceed eastward in a direct line to point Z located at 01° 55' 00" South Latitude, 136° 15' 00" East Longitude.

    Thence proceed southward in a direct line to point A1 located at 01° 59' 00" South Latitude, 136° 15' 00" East Longitude; thence proceed eastward in a direct line to point B1 located at 01° 59' 00" South Latitude, 136° 25' 00" East Longitude.

    Thence proceed northward in a direct line to point C1 located at 01° 54' 00" South Latitude, 136° 25' 00" East Longitude; thence proceed eastward in a direct line to point D1 located at 01° 54' 00" South Latitude, 136° 35' 00" East Longitude.

    Thence proceed northward in a direct line to point E1 located at 01° 52' 00" South Latitude, 136° 35' 00" East Longitude; thence proceed eastward in a direct line to point F1 located at 01° 52' 00" South Latitude, 136° 43' 00" East Longitude.

    Thence proceed northward in a direct line to point G1 located at 01° 50' 00" South Latitude, 136° 43' 00" East Longitude; thence proceed eastward in a direct line to point H1 located at 01° 50' 00" South Latitude, 136° 55' 00" East Longitude.

    Thence proceed northward in a direct line to point I1 located at 01° 46' 00" South Latitude, 136° 55' 00" East Longitude; thence proceed westward in a direct line to point J1 located at 01° 46' 00" South Latitude, 136° 50' 00" East Longitude.

    Thence proceed northward in a direct line to point A, point of beginning.

    The Contract Area described above shall consist of approximately 9,500 square Kilometers.

A–2

EXHIBIT "B"

    This Exhibit "B" is attached to and made an integral part of the Contract between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) and APEX (YAPEN) LTD. (CONTRACTOR) and is dated as of the Effective Date therein defined.

MAP OF CONTRACT AREA

B–1

EXHIBIT "C"

    This Exhibit "C" is attached to and made an integral part of the Contract between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) and APEX (YAPEN) LTD. (CONTRACTOR) and is dated as of the Effective Date therein defined.

ACCOUNTING PROCEDURE

Article I
General Provisions

1.1.
Definitions

  The accounting procedure herein provided for is to be followed and observed in the performance of either Party's obligations raider the Contract to which this Exhibit is attached. The definition and terms appearing in this Exhibit "C" shall have the same meaning as those defined in said Contract.

1.2.
Accounts and Statements

  PERTAMINA's and CONTRACTOR's, as the case may be, accounting records and books will be kept in accordance with generally accepted and recognized accounting systems, consistent with modern petroleum industry practices and procedures. Books and reports will be maintained and prepared in accordance with methods established by PERTAMINA. The chart of accounts and related account definitions will be prescribed by PERTAMINA. Reports will be organized for the use of PERTAMINA in carrying out its management responsibilities under this Contract.

Article II
Operating Costs

2.1
Definition

  For any year in which commercial production occurs, Operating Costs consists of: (a) current Year Non-capital Costs, (b) current Year's depreciation for Capital Costs and, (c) current Year allowed recovery of prior Year's unrecovered Operating Costs.

2.2	Non-capital Costs

Non-Capital Costs means those Operating Costs incurred that relate to current Year's operations. In addition to costs relating only to current operations, the costs of surveys and the intangible costs of drilling exploratory and development wells, as described in paragraphs 2.2.3, 2.2.4 and 2.2.5 below, will be classified as Non-Capital Costs. Non-Capital Costs include, but are not limited to the following:
	2.2.1	Operations
Labor, materials and services used in day to day oil well operations, oil field production facilities operations, secondary recovery operations, storage handling, transportation and delivery operations, gas well operations, gas field production facilities operations, gas transportation and delivery operations, gas processing auxiliaries and utilities, abandonment and site restoration, and other operating activities, including repairs and maintenance.
	2.2.2	Office, services and general administration
General services including technical and related services, material services, transportation, rental of specialized and heavy engineering equipment, site rentals and other rentals of services and property, personnel expenses, public relations, and other expenses abroad.
	2.2.3	Production drilling

C–1

Labor, materials and services used in drilling wells with the object of penetrating a proven reservoir, including the drilling of delineation wells as well as redrilling, deepening or recompleting wells, and access roads leading directly to wells.
	2.2.4	Exploratory drilling
Labor, materials and services used in the drilling of wells with the object of finding unproven reservoirs of oil and gas, and access roads leading directly to wells.
	2.2.5	Surveys
Labor, materials and services used in aerial, geological, topographical, geophysical and seismic surveys, and core hole drilling.
	2.2.6	Other exploration expenditures
Auxiliary or temporary facilities having lives of one year or less used in exploration and purchased geological and geophysical information.
	2.2.7	Training
Training of Indonesian personnel as set forth in Section XII of the Contract.
2.3	Capital Costs

Capital Costs mean expenditures made for items which normally have a useful life beyond the year incurred. A reasonable annual allowance for depreciation of Capital Costs, computed as described in Article III Section 3.1 here below, will be allowed as a recoverable Operating Costs for the current Year.
Capital Costs include classification described herein but are not limited to the following specifications:
	2.3.1	Construction utilities and auxiliaries
Work shops, power and water facilities, warehouses, cargo jetties, and field roads except the access roads mentioned in paragraphs 2.2.3 and 2.2.4 above.
	2.3.2	Construction housing and auxiliaries
Housing, recreational facilities and other tangible property incidental to construction.
	2.3.3	Production Facilities
Offshore platform (including the costs of labor, fuel, hauling and supplies for both the offsite fabrication and onsite installation of platforms, and other construction costs in erecting platforms and installing submarine pipelines), wellhead equipment, subsurface lifting equipment, production tubing, sucker rods, surface pumps, flow lines, gathering equipment, delivery lines and storage facilities. Costs of oil jetties and anchorages, treating plants and equipment, secondary and tertiary recovery systems, gas plants and steam systems.
	2.3.4	Movables
Surface and subsurface drilling and production tools, equipment and instruments, barges, floating craft, automotive equipment, aircraft, construction equipment, furniture and office equipment and miscellaneous equipment.

Article III
Accounting Methods To Be Used To Calculate
Recovery of Operating Costs

3.1
Depreciation

  Depreciation will be calculated beginning the Calendar Year in which the asset is placed into service with a full Year's depreciation allowed the initial Calendar Year. The method used to

C–2

  calculate each Year's allowable Recovery of Capital Costs is the declining balance depreciation method.

  Calculation of each such Year's allowable recover3, of Capital Costs should be based on the individual asset's Capital Costs at the beginning of such Year multiplied by the depreciation factor as follows, for:

    — Group 1 = 50%

    — Group 2 = 25%

  For the Groups of capital assets for Crude Oil projects and/or Natural Gas Projects apply useful lives as follows:

GROUP 1:
Automobile	1.5 years
Trucks-light (13,000 pounds or less) and tractor units	2 years
Trucks-heavy (more than 13,000 pounds)	3 years
Buses	4.5 years
Aircraft	3 years
Construction Equipment	3 years
Furniture and Office Equipment	5 years
GROUP 2:
Construction utilities and auxiliaries	5 years
Construction housing and welfare	10 years
Production facilities	5 years
Railroad cars and locomotives	7.5 years
Vessels, barges, tugs and similar water transportation equipment	9 years
Drilling and production tools, equipment and instruments	5 years

  Balance of unrecovered Capital Costs is eligible for full depreciation at the end of the individual asset's useful life.

  The undepreciated balance of assets taken out of service will not be charged to Operating Costs but will continue depreciating based upon the lives described above, except where such assets have been subjected to unanticipated destruction, for example, by fire or accident.

3.2
Overhead Allocation

  General and administrative costs, other than direct charges, allocable to this operation should be determined by a detailed study, and the method determined by such study shall be applied each Year consistently. The method selected must be approved by PERTAMINA, and such approval can be reviewed periodically by PERTAMINA and CONTRACTOR.

3.3
Interest Recovery

  Interest on loans obtained by CONTRACTOR from Affiliates or parent companies or from third party non-affiliates at rates not exceeding prevailing commercial rates for capital investment in Petroleum Operations may be recoverable as Operating Costs. Details of any financing plan and amounts must be included in each Year's Budget of Operating Costs for the prior approval of PERTAMINA. All other financing must also be approved by PERTAMINA.

3.4
Gas Costs

C–3

  Operating Costs directly associated with the production of Natural Gas will be directly chargeable against Natural Gas revenues in determining entitlements under Section VI clause 6.2.2 of the Contract. Operating Costs incurred for production of both Natural Gas and Crude Oil will be allocated to Natural Gas and Crude Oil based on the relative value of the products produced for the current Year.

  Common support costs will be allocated on an equitable basis agreed to by both Parties.

  If after commencement of production the Natural Gas revenues do not permit full recovery of Natural Gas costs, as outlined above, then the excess costs shall be recovered from Crude Oil revenues.

  Likewise, if excess Crude Oil costs (Crude Oil costs less Crude Oil revenues) exists, this excess can be recovered from Natural Gas revenues.

  If production of either Natural Gas or Crude Oil has commenced while the other has not, the allocable production costs and common support costs will be allocated in an equitable manner. Propane and butane tractions extracted from Natural Gas but not spiked in Crude Oil shall be deemed as Natural Gas for the purpose of accounting.

3.5
Inventory Accounting

  The costs of non-capital items purchased for inventory will be recoverable at such time the items have landed in Indonesia.

3.6
Insurance and Claims

  Operating Costs shall include premiums paid for insurance normally required to be carried for the Petroleum Operations relating to CONTRACTOR's obligations conducted under the Contract, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments, and other expenses, including fees relating to CONTRACTOR's obligation under the Contract.

3.7
Abandonment and Site Restoration.

  Operating Costs shall include all expenditures incurred in the abandonment of all exploratory wells and the restoration of their drillsites, together with all estimates of monies required for the funding of any abandonment and site restoration program established in conjunction with an approved plan of development for a commercial discovery.

  Expenditures incurred in the abandonment of exploratory wells and the restoration of their drillsites shall be charged as Operating Costs in accordance with Article II of this Exhibit "C".

  Estimates of monies required for the funding of any abandonment and site restoration program established pursuant to paragraph (e) of clause 5.2.5 of the Contract shall be charged as Operating Costs annually on the basis of accounting accruals beginning in the year of first production. The amount charged in each Year will be calculated by dividing the total estimated cost of abandonment and site restoration for each discovery by the total estimated number of years in the economic life of each discovery. The estimates of monies required for all abandonment and site restoration activities shall be reviewed on an annual basis and such estimates shall be adjusted each Year as required.

C–4

EXHIBIT "D"

    This EXHIBIT "D", THE MEMORANDUM OF PARTICIPATION is attached to and made an integral part of the Contract between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) and APEX (YAPEN) LTD. (CONTRACTOR) and is dated as of the Effective Date therein defined.

MEMORANDUM OF PARTICIPATION

    The operating agreement between CONTRACTOR and the Indonesian participant referred to in subsection 16.3 Section XVI shall embody, inter alia, the following main principles:

1.
CONTRACTOR shall be the sole Operator of the venture under properly defined rights and obligations.

2.
Authorized representatives of both parties shall meet periodically for the purpose of conducting the venture's operations. All decisions shall be taken by majority vote except in case of terminating the Contract which decision shall require the unanimous consent of both parties. However if either of the parties wishes to withdraw from the venture it shall transfer without cost its undivided interest to the other party.

3.
Both parties shall have the obligation to provide or cause to be provided their respective proportions of such finance and in such currencies as may be required from time to time by the Operator for the operations envisaged under the Contract. The effects of a party's failure to meet calls for funds within the prescribed time limits shall be provided.

4.
The Operator shall prepare the annual work program and budgets which shall be submitted to the authorized representative of both partners for decision prior to their submission to PERTAMINA in accordance with the provisions of the Contract.

5.
In respect of any exploratory drilling operation a "non-consent" provision shall be made which assures the Indonesian Participant that it does not have to participate in such operation if it were to disagree to the inclusion of such operation in the work program and budget and which in case of success adequately compensates CONTRACTOR for the cost and risk incurred by the latter.

6.
Subject to adequate lifting tolerances each party shall offtake at CONTRACTOR's point of export its production entitlement and its proportionate share of any portion of the Crude Oil which PERTAMINA elects not to take in kind, both as provided under the Contract. However, if the Indonesian Participant is not in a position to market such quantity wholly or partly it shall in respect of the quantity which it cannot market itself have the option under an adequate notification procedure: either to require CONTRACTOR (or its associates if CONTRACTOR so desires) to purchase that quantity, or to lift that quantity at a later date under an adequate procedure.

7.
In respect of any quantity to be purchased from the Indonesian Participant by CONTRACTOR (or its associates) the price in respect of each quality of Crude Oil shall be:

7.1
for Crude Oil to be delivered for local consumption under the terms of the Contract twenty-five percent (25%) of the price pursuant to Section VII or as otherwise provided for in the Contract.

7.2
for all other Crude Oil the weighted average net realized price received by CONTRACTOR for comparable types and quantities sold by it during the Calendar Year involved minus five percent (5%).

8.
If Natural Gas is encountered in commercial quantities, special provisions shall be drawn up having due regard, inter alia, to the long term character of Natural Gas supply contracts.

D–1

QuickLinks

EXHIBIT 10.5
TABLE OF CONTENTS
SECTION I SCOPE AND DEFINITIONS
SECTION II TERM
SECTION III EXCLUSION OF AREAS
SECTION IV WORK PROGRAM AND EXPENDITURES
SECTION V RIGHTS AND OBLIGATIONS OF THE PARTIES
SECTION VI RECOVERY OF OPERATING COSTS AND HANDLING OF PRODUCTION
SECTION VII VALUATION OF CRUDE OIL
SECTION VIII COMPENSATION, ASSISTANCE, AND PRODUCTION BONUS
SECTION IX PAYMENTS
SECTION X TITLE TO EQUIPMENT
SECTION XI CONSULTATION AND ARBITRATION
SECTION XII EMPLOYMENT AND TRAINING OF INDONESIAN PERSONNEL
SECTION XIII TERMINATION
SECTION XIV BOOKS AND ACCOUNTS AND AUDITS
SECTION XV OTHER PROVISIONS
SECTION XVI PARTICIPATION
SECTION XVII EFFECTIVENESS
APPROVED BY THE MINISTER OF MINING AND ENERGY This day of 1998 on behalf of the GOVERNMENT OF THE REPUBLIC OF INDONESIA
EXHIBIT "A"
EXHIBIT "B"
EXHIBIT "C"
Article II Operating Costs
EXHIBIT "D"